FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.
ANNOUNCES 1 MILLION SHARE STOCK BUYBACK PROGRAM

FORT WORTH, Texas, (April 18, 2008) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today announces its first ever stock buyback program. The Board of Directors has authorized the repurchase of up to 1,000,000 shares of the Company’s common stock. Any stock repurchases made at the present time will be funded from excess capital currently held at the holding company resulting from the issuance of $25,000,000 of trust preferred securities in August, 2007.

“The repurchase of our shares can now be considered in the context of the Company’s overall capital allocation process,” said Mark Schwarz, Executive Chairman of Hallmark. “The repurchase program reflects our strong confidence in the future of Hallmark and is consistent with our efforts to increase shareholder value.”

Any purchases under the stock repurchase program may be made in privately negotiated transactions or in the open market, through block trades or otherwise. The timing of purchases will be dependent upon market conditions and other corporate considerations. These purchases may be commenced or suspended at any time or from time to time without prior notice and the stock repurchase program may be modified, extended or terminated by the Board of Directors at any time. Repurchased shares will be held as treasury stock, and will be available for use in connection with the Company’s long term incentive plan or for other corporate purposes, as determined by the Board of Directors. As of April 17, 2008, the Company had 20,801,587 shares of common stock outstanding.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Our business involves marketing, distributing, underwriting and servicing commercial insurance, personal insurance and general aviation insurance, as well as providing other insurance related services. Our business is geographically concentrated in the south central and northwest regions of the United States, except for our general aviation business which is written on a national basis. The Company is headquartered in Fort Worth, Texas and its common stock is presently listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this Release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:
Mark J. Morrison, President and Chief Executive Officer at 817.348.1600
www.hallmarkgrp.com